Exhibit 12.1


      Ratio of Earnings to Combined Fixed Charges and Preference Dividends
      --------------------------------------------------------------------



                                             Year
                                            Ended
                                             1997         1998         1999         2000         2001
                                          ---------     --------     --------     --------     --------
Interest Expense........................           --           --      906,581    3,371,906    1,406,254
Amortized capitalized costs related to             --           --           --       84,537      112,969
   indebtedness.........................
Total Fixed Charges.....................           --           --      906,581    3,456,443    1,519,223



Net Income..............................    3,545,815    3,396,613    6,260,301    3,317,757    5,187,064
Add:  Total Fixed Charges...............           --           --      906,581    3,456,443    1,519,223
Earnings................................    3,545,815    3,396,613    7,166,882    6,774,200    6,706,287

Ratio of Earnings to Combined Fixed               N/A          N/A          8:1          2:1          4:1
   Charges and Preference Dividends.....

For the purposes of the ratio of earnings to fixed charges earnings were calculated using net income adding back total fixed charges. Fixed charges consist of interest expense on debt and amortized capital costs related to indebtedness. There are no periods in which earnings were insufficient to cover combined fixed charges. The Company has no preference dividends or minority interests. The Company had no debt outstanding prior to 1999.


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